As filed with the Securities and Exchange Commission on November 12, 2024.
Registration No. 333-[ ● ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Motorcar Parts of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	11-2153962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2929 California Street
Torrance, California 90503
(310) 212-7910
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Motorcar Parts of America, Inc. 2022 Incentive Award Plan

(Full title of the plan(s))

Juliet Stone
General Counsel
Motorcar Parts of America, Inc.
2929 California Street
Torrance, California 90503
(310) 212-7910

Copies of all correspondence to:

Steven B. Stokdyk, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
(424) 653-5500
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Motorcar Parts of America, Inc. (referred to herein as “our,” “we,” “us,” “the Company” and “the Registrant”) pursuant to General Instruction E to Form S-8 to register 1,731,000 shares of our common stock, par value $0.01 per share (“Common Stock”), issuable to our eligible employees, consultants and directors under our 2022 Incentive Award Plan (as amended and restated, the “Plan”).

We previously registered 924,200 shares of Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-268273) filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2022 (the “Prior Registration Statement”). On July 25, 2024, the Company’s Board of Directors increased the authorized number of shares under the Plan from 924,200 to 2,655,200, which the Company’s stockholders approved on September 5, 2024.

The contents of the Prior Registration Statement are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8 to the extent not modified or superseded by the Prior Registration Statement, by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on June 11, 2024;

(b)	Amendment No.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the SEC on June 28, 2024;

(c)	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024;

(d)	the description of our common stock contained on Exhibit 4.1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

(e)	our definitive proxy statement on Schedule 14A filed with the SEC on July 26, 2024; and

(f)	definitive additional materials on Schedule 14A filed with the SEC on August 14, 2024.

In addition, all documents filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly indicated, a Current Report furnished to the SEC on Form 8-K pursuant to Item 2.02 or Item 9.01 shall not be incorporated by reference into this Registration Statement.

Item 4.	Description of Securities

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not required to be filed with this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Not required to be filed with this Registration Statement.

Item 7.	Exemption from Registration Claimed

Not required to be filed with this Registration Statement.

Item 8.	Exhibits

4.1
Motorcar Parts of America, Inc. 2022 Incentive Award Plan, dated September 8, 2022 (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A filed with the SEC on July 29, 2022)

4.2
First Amendment to Motorcar Parts of America, Inc. 2022 Incentive Award Plan, dated September 5, 2024 (incorporated by reference to Supplement Appendix A to the Registrant’s definitive additional materials on Schedule 14A filed with the SEC on August 14, 2024)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young

24.1*	Power of Attorney (included on the signature page to this registration statement)

107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on this 12th day of November 2024.

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ Selwyn Joffe
Selwyn Joffe
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Motorcar Parts of America, Inc. hereby constitute and appoint Selwyn Joffe and Juliet Stone each with full power to act with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement, and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 12, 2024.

Signature	Title

/s/ Selwyn Joffe	Chief Executive Officer and Director (Principal Executive Officer)
Selwyn Joffe

/s/ David Lee	Chief Financial Officer (Principal Financial Officer)
David Lee

/s/ Kamlesh Shah	Chief Accounting Officer (Principal Accounting Officer)
Kamlesh Shah

/s/ David Bryan	Director
David Bryan

/s/ Joseph Ferguson	Director
Joseph Ferguson

/s/ Philip Gay	Director
Philip Gay

/s/ F. Jack Liebau, Jr.	Director
F. Jack Liebau, Jr.

/s/ Jeffrey Mirvis	Director
Jeffrey Mirvis

/s/ Anil Shrivastava	Director
Anil Shrivastava

/s/ Douglas Trussler	Director
Douglas Trussler

/s/ Patricia Warfield	Director
Patricia Warfield

/s/ Barbara Whittaker	Director
Barbara Whittaker